Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-101645, 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976, 333-161468, 333-174416, 333-174417, 333-179638, and 333-183008) and Form S-3 (No. 333-179678) of our report dated February 20, 2013, except for Note 22, as to which the date is September 18, 2013, relating to the consolidated financial statements appearing in this Current Report on Form 8-K of Comcast Corporation dated September 18, 2013.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
September 18, 2013